EXHIBIT 99.1

Stock Yards Bancorp Reports Record Second Quarter Earnings of $34.0 Million or $1.15 Per Diluted Share

Highlighted by Strong Loan Growth and Net Interest Margin Expansion

LOUISVILLE, Ky., July 23, 2025 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported earnings of $34.0 million, or $1.15 per diluted share, for the second quarter ended June 30, 2025. This compares to net income of $27.6 million, or $0.94 per diluted share, for the second quarter of 2024. Strong loan and deposit growth contributed to record second quarter 2025 operating results.

(dollar amounts in thousands, except per share data)	2Q25	1Q25	2Q24
Net income	$34,024	$33,271	$27,598
Net income per share, diluted	1.15	1.13	0.94

Net interest income	$73,473	$70,552	$62,022
Provision for credit losses(1)	2,175	900	1,300
Non-interest income	24,348	22,996	23,655
Non-interest expenses	52,700	51,027	49,109

Net interest margin	3.53%	3.46%	3.26%
Efficiency ratio(2)	53.83%	54.50%	57.26%
Tangible common equity to tangible assets(3)	8.86%	8.72%	8.42%
Annualized return on average assets(4)	1.52%	1.52%	1.35%
Annualized return on average equity(4)	13.91%	14.14%	12.64%

“We concluded the first half of 2025 with strong momentum, delivering record second quarter earnings that reflect continued exceptional profitability, fueled in large part by robust loan growth and net interest margin expansion,” commented James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “A key highlight of the quarter was the $779 million, or 13%, year-over-year increase in total loans, with $204 million of that growth occurring in the second quarter. This expansion was broad-based, with nearly every loan category and all markets contributing to the overall growth. Although we initially projected moderate loan growth in light of persistent global economic uncertainties, the second quarter reflected a more resilient environment. Loan production and demand remained steady, and credit quality metrics continued to be strong. In addition to our noteworthy loan growth, net interest margin expanded by 27 basis points year-over-year and 7 basis points from the prior quarter, as we continue to see expanding yields on our earning assets as well as better-than-expected funding costs. This was a powerful combination that drove profitability for the period.”

“Non-interest revenue was a strong contributor to our solid operating results in the second quarter of 2025,” Hillebrand continued. “Treasury management fees benefited from increased fees and a growing customer base, while mortgage, brokerage, and card income all made meaningful contributions. Although Wealth Management & Trust (WM&T) income declined compared to the prior quarter, assets under management increased at quarter end following three consecutive quarters of decline. Looking ahead, we are encouraged by the traction in net new business and the strength of the teams we have put in place. Recent key hires are already contributing to production, and we are optimistic about the continued momentum in our WM&T group as these individuals further establish themselves and drive new opportunities.”

“We continue to successfully expand our deposit base, which grew $938 million, or 14% over the past 12 months, driven in large part by a successful time deposit campaign earlier in the year. We are particularly encouraged with the performance of our non-interest bearing deposits, which continue to represent over 20% of total deposits. Our focus remains on organic growth while strengthening our overall funding position. We expect our net interest margin to remain steady as we anticipate deposit competition to be stronger in the second half of the year,” said Hillebrand.

As of June 30, 2025, the Company had $9.21 billion in assets, $6.85 billion in loans and $7.51 billion in total deposits. The Company’s combined enterprise, which encompasses 73 branch offices across three contiguous states, will continue to benefit from a diversified geographic and economic footprint, including the new Center Grove location that was opened in the Indianapolis metropolitan market at the end of March. Two additional locations are also slated to be opened in 2025, which will expand the Company’s footprint into Bardstown, Kentucky and Liberty Township, Ohio, a suburb of Cincinnati.

Key factors contributing to the second quarter of 2025 results included:

  Total loans increased $779 million, or 13%, over the last 12 months, while growing $204 million, or 3%, on the linked quarter. Broad based loan growth during the quarter included increases in all markets for the fifth consecutive quarter and was well spread amongst categories. Commercial real estate loan growth of $405 million led all categories, with C&I, residential real estate and C&D lending segments also contributing to year over year growth. The yield earned on total loans ended at 6.13% for the second quarter of 2025, with yield expansion and strong average balance growth driving a 7-basis point increase compared to the same period in 2024.
  Deposit balances expanded $938 million, or 14%, over the last 12 months, with the deposit mix continuing to shift from non-interest bearing and low interest-bearing deposits into higher cost deposits. Non-interest-bearing demand accounts increased $32 million, or 2%, while interest-bearing deposits grew $905 million, or 18%, led in large part by time deposit growth. On the linked quarter, total deposits expanded $213 million, or 3%. Non-interest-bearing demand accounts increased $16 million, or 1%, while total interest-bearing deposit accounts increased $197 million, or 3%, led by time deposit growth.
  Net interest income increased $11.5 million, or 18%, for the second quarter of 2025 compared to the second quarter a year ago. Net interest margin expanded 27 basis points to 3.53% for the second quarter of 2025 compared to the second quarter a year ago, driven by strong earning asset growth and yield expansion that was coupled with a decline in the cost of funds. On the linked quarter, net interest income increased $2.9 million, or 4%, while net interest margin expanded 7 basis points, boosted by continued loan growth and higher yields on interest earning assets, which outpaced a moderate increase in the cost of funds.
  Provision for credit loss expense(1) of $2.2 million was recorded for the second quarter of 2025, primarily attributed to strong loan growth, a slightly deteriorating economic forecast and increased specific reserves. Traditional credit quality statistics remained strong at quarter-end.
  Non-interest income increased $693,000 over the second quarter of 2024. Other non-interest income increased $677,000, driven mainly by $557,000 of swap fees, while treasury management fees grew $180,000, or 6%, over the last 12 months to a record $3.0 million and brokerage income grew $180,000, or 23%. This activity more than offset a $312,000, or 3%, decline in WM&T income. Further, a $74,000 gain on the sale of premises and equipment was recorded during the quarter related mainly to the sale of a property owned by the Bank as a result of a prior acquisition.
  Total non-interest expenses increased $3.6 million, or 7%, during the second quarter of 2025 compared to the second quarter of 2024, and increased $1.7 million, or 3%, on the linked quarter.
  Tangible common equity per share(3) was $27.06 on June 30, 2025, compared to $26.01 on March 31, 2025, and $23.22 on June 30, 2024.

Hillebrand concluded, “In June 2025, we were honored to once again be named a recipient of the 2024 Raymond James Community Bankers Cup—an award that recognizes the top 10% of community banks nationwide based on key measures such as profitability, operational efficiency, and balance sheet strength. This distinction was awarded from a pool of all U.S.-based, exchange-traded banks with assets between $500 million and $10 billion as of December 31, 2024. This achievement highlights not only Stock Yards' strong performance but also our continued commitment to delivering exceptional service to the communities we proudly serve.” Stock Yards Bancorp has been awarded the Raymond James Community Bankers Cup a total of 10 times.

Results of Operations – Second Quarter 2025, Compared with Second Quarter 2024

Net interest income, the Company’s largest source of revenue, increased by $11.5 million, or 18%, to $73.5 million. Significant average earning asset balance growth and improved yields led to strong interest income expansion.

  Total interest income increased by $14.7 million, or 15%, to $115 million.
    Interest income and fees on loans increased $13.0 million, or 14%, over the prior year quarter. Driven by the $773 million, or 13%, increase in average loans and interest rate expansion, the average quarterly yield earned on loans increased 7 basis points over the past 12 months to 6.13%.
    Interest income on securities increased $936,000, or 12%, compared to the second quarter of 2024. While average securities balances declined $154 million, or 10%, over the past 12 months, the rate earned on securities improved 52 basis points to 2.57%, as a portion of lower-yielding investment maturities were reinvested at higher short-term rates for balance sheet management strategies. Over the past 12 months, cash flows from investment portfolio maturities and amortization have been primarily utilized to fund loan growth and provide liquidity.
    Average overnight funds increased $91 million for the second quarter of 2025 compared to the same period of the prior year, driving a $573,000, or 27%, increase in corresponding interest income despite rate reductions enacted by the Federal Reserve in late 2024.
  Total interest expense increased $3.2 million, or 8%, to $41.5 million, but the cost of interest-bearing liabilities decreased 10 basis points to 2.65%.
    Interest expense on deposits increased $5.9 million, or 19% over the past 12 months, attributed almost entirely to the time deposit category and consistent with the successful CD promotion that ran through mid-April. Despite ending the promotions early in the second quarter and lowering time deposit rates, the Company continued to experience solid time deposit growth through the end of the quarter. The overall cost of interest-bearing deposits increased to 2.59% for the second quarter of 2025 from 2.56% for the second quarter of 2024.
    As a result of strong interest-bearing deposit growth over the past 12 months, average FHLB advance balances declined $138 million, or 31%, resulting in a $2.4 million, or 45%, decrease in the corresponding FHLB expense compared to the second quarter of 2024, with the related cost of funds declining 92 basis points to 3.85% over the same period.

The Company recorded provision for credit losses on loans expense of $2.3 million for the second quarter of 2025, consistent with strong loan growth, a slightly deteriorating economic forecast, increased specific reserves, and net charge offs of $342,000. Additionally, the Company recorded a $75,000 credit to expense for off balance sheet exposures for the second quarter of 2025 due to increased utilization trends. For the second quarter of 2024, the Company recorded $1.1 million in provision for credit losses on loans and $225,000 in provision for credit losses on off balance sheet exposures associated with increased availability related to Construction & Land Development and Commercial & Industrial (C&I) lines of credit.

Non-interest income increased $693,000, or 3%, to $24.3 million compared to the second quarter of 2024.

  WM&T income ended the second quarter of 2025 at $10.5 million, a decrease of $312,000, or 3%, over the second quarter of 2024. Assets under management contracted $286 million, or 4%, compared to the second quarter of 2024.
  Compared to the second quarter of 2024, treasury management fees increased $180,000, or 6%, to a record $3.0 million. Consistent treasury management growth has been driven by fee increases, strong organic growth and new product sales.
  Brokerage income grew $180,000, or 23%, to $980,000, attributed to the addition of a new broker and the benefit of portfolios shifting to more profitable wrap fee-based business.

Non-interest expenses increased by $3.6 million, or 7%, to $52.7 million, compared to the second quarter of 2024.

  Compensation expense increased $2.6 million, or 11%, compared to the second quarter of 2024, consistent with higher bonus accrual levels tied to strong year-to-date results, annual merit-based increases and full-time equivalent employee expansion. Employee benefits increased $244,000, or 5%, compared to the second quarter of 2024, as increases in 401(k) matching expense and payroll tax expenses more than offset lower health insurance expense.
  Net occupancy and equipment expenses increased $206,000, or 5%, over the second quarter of 2024, as the current period included expenses related to increased rent and depreciation expense.
  Marketing and business development expense increased $355,000, or 22%, compared to the second quarter of 2024. The quarter over prior year quarter increase relates to elevated advertising expense tied primarily to time deposit product promotions in addition to increased customer entertainment and sponsorships.
  Other non-interest expenses increased $210,000, or 9%, compared to the second quarter of 2024, primarily attributed to higher credit card rewards and to a lesser extent, increased insurance costs.

Financial Condition – June 30, 2025, Compared with June 30, 2024

Total assets increased $894 million, or 11%, year over year to $9.21 billion.

Total loans increased $779 million, or 13%, to $6.85 billion, with growth spread across categories and markets. Total line of credit usage ended at 48% as of June 30, 2025, compared to 41% as of June 30, 2024. C&I line of credit usage expanded to 37% as of period end, representing the highest level of utilization since 2020, however still well below pre-pandemic levels.

Total investment securities decreased $121 million, or 9%, year over year. Over the past 12 months, cash flows from the investment portfolio have been primarily utilized to fund loan growth and provide liquidity, while a portion of lower-yielding maturities have been reinvested at higher short-term rates for balance sheet management strategies.

Total deposits increased $938 million, or 14%, over the past 12 months, with the deposit mix continuing to shift from non-interest bearing and low interest-bearing deposits into higher cost deposits. Total interest-bearing deposits grew $905 million, or 18%, led primarily by time deposit growth, and average total interest-bearing deposit accounts increased $849 million, or 17% over the past 12 months. Non-interest-bearing demand accounts increased $32 million, or 2%, however, average non-interest bearing demand accounts declined $27 million, or 2%.

Non-performing loans totaled $18.0 million, or 0.26% of total loans outstanding on June 30, 2025, compared to $17.6 million, or 0.29% of total loans outstanding on June 30, 2024. The ratio of allowance for credit losses to loans ended at 1.32% on June 30, 2025, compared to 1.35% on June 30, 2024.

As of June 30, 2025, the Company continued to be “well-capitalized,” the highest regulatory capital rating for financial institutions, with all capital ratios experiencing meaningful growth. Total equity to assets(3) was 10.92% and the tangible common equity ratio(3) was 8.86% on June 30, 2025, compared to 10.76% and 8.42% on June 30, 2024, respectively.

In May 2025, the board of directors declared a quarterly cash dividend of $0.31 per common share. The dividend was paid July 1, 2025, to shareholders of record as of June 16, 2025.

On July 15, 2025, the Company’s Board of Directors adopted a share repurchase plan under which the Company may purchase up to 1 million shares of the Company’s common stock. The share repurchase plan expires in two years and replaces the Company’s prior repurchase plan, which expired in May 2025. The Company last repurchased shares in 2019.

“Having an active share repurchase authorization in place allows us the flexibility to buy back stock when it aligns with our capital allocation strategy,” said Hillebrand.

Results of Operations – Second Quarter 2025, Compared with First Quarter 2025

Net interest margin expanded 7 basis points on the linked quarter to 3.53%, boosted by strong loan growth and higher interest earning asset yields, which more than offset a moderate increase in cost of funds.

Net interest income increased $2.9 million, or 4%, over the prior quarter to $73.5 million.

  Total interest income increased $3.8 million, or 3%.
    Interest income on loans, including fees, increased $3.4 million, or 3%. Average loans increased $150 million, or 2%, and the corresponding yield earned remained flat at 6.13%. However, non-accrual payoff activity provided approximately 4 basis points of benefit to loan yields for the first quarter of 2025.
  Total interest expense increased $913,000, or 2%.
    Interest expense on deposits increased $2.9 million, or 8%, led by $265 million, or 20%, of growth in average time deposit balances, which was driven in large part by the success of promotions that ran through mid-April. While the promotions ended early in the second quarter and time deposit rates were cut, the Bank’s time deposit offerings remained competitive and continued to see growth through the end of the period, albeit at a slower pace compared to the linked quarter.

During the second quarter of 2025, the Company recorded $2.3 million in provision for credit losses on loans(1) and a $75,000 credit to expense for off balance sheet exposures. During the first quarter of 2025, the Company recorded $900,000 in provision for credit losses on loans and no provision for credit losses on off balance sheet exposures.

Non-interest income increased $1.4 million, or 6%, on the linked quarter, to $24.3 million. Other non-interest income increased $637,000, driven mainly by $557,000 of swap fees collected, while treasury management fees grew $332,000, or 12%, and card income grew $329,000, or 7%. This activity more than offset a $164,000, or 2%, decline in WM&T income. Further, a $74,000 gain on the sale of premises and equipment was recorded during the quarter related mainly to the sale of a property owned by the Bank as a result of a prior acquisition.

Non-interest expenses increased $1.7 million, or 3% on the linked quarter to $52.7 million, due to increases in compensation expense and marketing and business development expenses.

Financial Condition – June 30, 2025, Compared with March 31, 2025

Total assets increased $212 million, or 2%, on the linked quarter to $9.21 billion.

Total loans expanded $204 million, or 3%, on the linked quarter, with every market contributing to the growth. The CRE segment was the primary driver of growth for the quarter, increasing $126 million, or 4%, on the linked quarter. The residential real estate segment grew $47 million, or 4%, and C&I loans increased $27 million, or 2%, on the linked quarter. Total line of credit usage increased to 48% as of June 30, 2025, compared to 46% as of March 31, 2025. C&I line of credit usage increased to 37% as of June 30, 2025, from 34% at March 31, 2025.

Total deposits increased $213 million, or 3%, on the linked quarter. Non-interest-bearing demand accounts increased $16 million, or 1%, while total interest-bearing deposit accounts increased $197 million, or 3%.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $9.21 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The Nasdaq Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its banking subsidiary operates; competition for the Company’s customers from other providers of financial services; changes in, or forecasts of, future political and economic conditions, inflation and efforts to control it; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2024, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Contact:	T. Clay Stinnett Executive Vice President, Treasurer and Chief Financial Officer (502) 625-0890

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2025 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
Income Statement Data	2025	2024	2025	2024

Net interest income, fully tax equivalent (5)	$73,560	$62,113	$144,196	$122,279
Interest income:
Loans	$103,009	$90,018	$202,609	$175,858
Federal funds sold and interest bearing due from banks	2,730	2,157	4,731	4,253
Mortgage loans held for sale	78	74	155	105
Federal Home Loan Bank stock	662	470	1,194	938
Investment securities	8,521	7,585	17,477	15,695
Total interest income	115,000	100,304	226,166	196,849
Interest expense:
Deposits	37,511	31,623	72,092	63,489
Securities sold under agreements to repurchase	625	771	1,439	1,702
Federal funds purchased	72	139	142	275
Federal Home Loan Bank advances	2,908	5,263	7,649	8,260
Subordinated debentures	411	486	819	1,031
Total interest expense	41,527	38,282	82,141	74,757
Net interest income	73,473	62,022	144,025	122,092
Provision for credit losses (1)	2,175	1,300	3,075	2,725
Net interest income after provision for credit losses	71,298	60,722	140,950	119,367
Non-interest income:
Wealth management and trust services	10,483	10,795	21,130	21,566
Deposit service charges	2,069	2,180	4,148	4,316
Debit and credit card income	4,837	4,923	9,345	9,605
Treasury management fees	3,005	2,825	5,678	5,450
Mortgage banking income	1,094	1,017	2,011	1,965
Net investment product sales commissions and fees	980	800	1,990	1,665
Bank owned life insurance	629	595	1,251	1,183
Gain on sale of premises and equipment	74	20	74	20
Other	1,177	500	1,717	1,156
Total non-interest income	24,348	23,655	47,344	46,926
Non-interest expenses:
Compensation	27,279	24,634	53,211	48,855
Employee benefits	5,330	5,086	11,115	10,962
Net occupancy and equipment	4,025	3,819	8,148	7,489
Technology and communication	4,773	4,894	9,601	9,963
Debit and credit card processing	1,908	1,811	3,727	3,557
Marketing and business development	1,951	1,596	3,466	2,671
Postage, printing and supplies	937	913	1,906	1,839
Legal and professional	1,088	1,185	1,995	2,300
FDIC insurance	1,260	1,161	2,483	2,273
Capital and deposit based taxes	738	673	1,438	1,303
Intangible amortization	915	1,051	1,829	2,103
Other	2,496	2,286	4,808	4,755
Total non-interest expenses	52,700	49,109	103,727	98,070
Income before income tax expense	42,946	35,268	84,567	68,223
Income tax expense	8,922	7,670	17,272	14,738
Net income	$34,024	$27,598	$67,295	$53,485

Net income per share - Basic	$1.16	$0.94	$2.29	$1.83
Net income per share - Diluted	1.15	0.94	2.28	1.82
Cash dividend declared per share	0.31	0.30	0.62	0.60

Weighted average shares - Basic	29,364	29,283	29,356	29,267
Weighted average shares - Diluted	29,505	29,383	29,503	29,372

	June 30,
Balance Sheet Data	2025	2024

Investment securities	$1,221,842	$1,342,354
Loans	6,850,273	6,070,963
Allowance for credit losses on loans	90,722	82,155
Total assets	9,208,986	8,315,325
Non-interest bearing deposits	1,514,924	1,482,514
Interest bearing deposits	5,991,826	5,086,724
Federal Home Loan Bank advances	300,000	400,000
Accumulated other comprehensive loss	(75,311)	(94,980)
Stockholders' equity	1,005,704	894,535

Total shares outstanding	29,473	29,388
Book value per share (3)	$34.12	$30.44
Tangible common equity per share (3)	27.06	23.22
Market value per share	78.98	49.67

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2025 Earnings Release

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Average Balance Sheet Data	2025	2024	2025	2024

Federal funds sold and interest bearing due from banks	$249,738	$158,512	$215,280	$156,251
Mortgage loans held for sale	7,145	6,204	6,442	5,417
Investment securities	1,337,994	1,491,865	1,396,634	1,535,132
Federal Home Loan Bank stock	22,413	29,735	26,602	25,428
Loans	6,746,973	5,973,801	6,672,594	5,891,363
Total interest earning assets	8,364,263	7,660,117	8,317,552	7,613,591
Total assets	8,987,084	8,246,735	8,940,750	8,200,049
Non-interest bearing deposits	1,489,188	1,515,708	1,457,813	1,508,155
Interest bearing deposits	5,820,314	4,971,804	5,708,148	5,015,274
Total deposits	7,309,502	6,487,512	7,165,961	6,523,429
Securities sold under agreements to repurchase	128,493	147,327	143,655	156,133
Federal funds purchased	6,610	10,127	6,562	10,144
Federal Home Loan Bank advances	303,297	441,484	384,530	357,967
Subordinated debentures	26,806	26,806	26,806	26,800
Total interest bearing liabilities	6,285,520	5,597,548	6,269,701	5,566,338
Accumulated other comprehensive loss	(83,970)	(99,640)	(85,289)	(97,693)
Total stockholders' equity	980,803	878,233	967,495	869,616

Performance Ratios
Annualized return on average assets (4)	1.52%	1.35%	1.52%	1.31%
Annualized return on average equity (4)	13.91%	12.64%	14.03%	12.37%
Net interest margin, fully tax equivalent	3.53%	3.26%	3.50%	3.23%
Non-interest income to total revenue, fully tax equivalent	24.87%	27.58%	24.72%	27.73%
Efficiency ratio, fully tax equivalent (2)	53.83%	57.26%	54.15%	57.96%

Capital Ratios
Total stockholders' equity to total assets (3)			10.92%	10.76%
Tangible common equity to tangible assets (3)			8.86%	8.42%
Average stockholders' equity to average assets			10.82%	10.61%
Total risk-based capital			12.91%	12.62%
Common equity tier 1 risk-based capital			11.32%	11.07%
Tier 1 risk-based capital			11.66%	11.43%
Leverage			10.17%	9.95%

Loan Segmentation
Commercial real estate - non-owner occupied			$1,989,982	$1,652,614
Commercial real estate - owner occupied			1,010,692	943,013
Commercial and industrial			1,491,143	1,356,970
Residential real estate - owner occupied			851,284	749,870
Residential real estate - non-owner occupied			390,784	365,846
Construction and land development			671,011	586,820
Home equity lines of credit			263,826	223,304
Consumer			140,715	151,221
Leases			14,563	17,258
Credit cards			26,273	24,047
Total loans and leases			$6,850,273	$6,070,963

Deposit Segmentation
Interest bearing demand			$2,520,405	$2,422,828
Savings			424,985	429,095
Money market			1,385,845	1,177,995
Time deposits			1,660,591	1,056,806
Non-Interest bearing deposits			1,514,924	1,482,514
Total deposits			$7,506,750	$6,569,238

Asset Quality Data
Non-accrual loans			$17,650	$17,371
Modifications to borrowers experiencing financial difficulty			-	-
Loans past due 90 days or more and still accruing			378	186
Total non-performing loans			18,028	17,557
Other real estate owned			10	10
Total non-performing assets			$18,038	$17,567
Non-performing loans to total loans			0.26%	0.29%
Non-performing assets to total assets			0.20%	0.21%
Allowance for credit losses on loans to total loans			1.32%	1.35%
Allowance for credit losses on loans to average loans			1.34%	1.39%
Allowance for credit losses on loans to non-performing loans			503%	468%
Net (charge-offs) recoveries	$(342)	$183	$629	$531
Net (charge-offs) recoveries to average loans (6)	-0.01%	0.00%	0.01%	0.01%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2025 Earnings Release

	Quarterly Comparison
Income Statement Data	6/30/25	3/31/25	12/31/24	9/30/24	6/30/24

Net interest income, fully tax equivalent (5)	$73,560	$70,636	$70,057	$65,064	$62,113
Net interest income	$73,473	$70,552	$69,969	$64,979	$62,022
Provision for credit losses (1)	2,175	900	2,675	4,325	1,300
Net interest income after provision for credit losses	71,298	69,652	67,294	60,654	60,722
Non-interest income:
Wealth management and trust services	10,483	10,647	10,346	10,931	10,795
Deposit service charges	2,069	2,079	2,276	2,314	2,180
Debit and credit card income	4,837	4,508	5,394	5,083	4,923
Treasury management fees	3,005	2,673	2,675	2,939	2,825
Mortgage banking income	1,094	917	781	1,112	1,017
Net investment product sales commissions and fees	980	1,010	991	915	800
Bank owned life insurance	629	622	626	634	595
Gain (loss) on sale of premises and equipment	74	-	(61)	(59)	20
Other	1,177	540	479	928	500
Total non-interest income	24,348	22,996	23,507	24,797	23,655
Non-interest expenses:
Compensation	27,279	25,932	26,453	25,534	24,634
Employee benefits	5,330	5,785	4,677	4,629	5,086
Net occupancy and equipment	4,025	4,123	3,929	3,775	3,819
Technology and communication	4,773	4,828	4,744	4,500	4,894
Debit and credit card processing	1,908	1,819	1,860	1,845	1,811
Marketing and business development	1,951	1,515	2,815	1,438	1,596
Postage, printing and supplies	937	969	905	901	913
Legal and professional	1,088	907	843	968	1,185
FDIC insurance	1,260	1,223	1,171	1,095	1,161
Capital and deposit based taxes	738	700	653	825	673
Intangible amortization	915	914	1,330	1,052	1,051
Other	2,496	2,312	2,277	1,890	2,286
Total non-interest expenses	52,700	51,027	51,657	48,452	49,109
Income before income tax expense	42,946	41,621	39,144	36,999	35,268
Income tax expense	8,922	8,350	7,450	7,639	7,670
Net income	$34,024	$33,271	$31,694	$29,360	$27,598

Net income per share - Basic	$1.16	$1.13	$1.08	$1.00	$0.94
Net income per share - Diluted	1.15	1.13	1.07	1.00	0.94
Cash dividend declared per share	0.31	0.31	0.31	0.31	0.30

Weighted average shares - Basic	29,364	29,349	29,319	29,299	29,283
Weighted average shares - Diluted	29,505	29,501	29,493	29,445	29,383

	Quarterly Comparison
Balance Sheet Data	6/30/25	3/31/25	12/31/24	9/30/24	6/30/24

Cash and due from banks	$97,606	$110,156	$78,925	$108,825	$85,441
Federal funds sold and interest bearing due from banks	353,806	293,580	212,095	144,241	118,910
Mortgage loans held for sale	5,014	7,797	6,286	4,822	6,438
Investment securities	1,221,842	1,246,690	1,360,285	1,236,744	1,342,354
Federal Home Loan Bank stock	22,839	29,315	21,603	29,419	31,462
Loans	6,850,273	6,646,360	6,520,402	6,278,133	6,070,963
Allowance for credit losses on loans	90,722	88,814	86,943	85,343	82,155
Goodwill	194,074	194,074	194,074	194,074	194,074
Total assets	9,208,986	8,997,478	8,863,419	8,437,280	8,315,325
Non-interest bearing deposits	1,514,924	1,499,383	1,456,138	1,508,203	1,482,514
Interest bearing deposits	5,991,826	5,794,583	5,710,263	5,217,870	5,086,724
Securities sold under agreements to repurchase	126,576	151,424	162,967	149,852	152,948
Federal funds purchased	6,709	6,540	6,525	6,442	10,029
Federal Home Loan Bank advances	300,000	300,000	300,000	325,000	400,000
Subordinated debentures	26,806	26,806	26,806	26,806	26,806
Accumulated other comprehensive income loss	(75,311)	(79,840)	(91,151)	(75,273)	(94,980)
Stockholders' equity	1,005,704	975,473	940,476	934,094	894,535

Total shares outstanding	29,473	29,469	29,431	29,414	29,388
Book value per share (3)	$34.12	$33.10	$31.96	$31.76	$30.44
Tangible common equity per share (3)	27.06	26.01	24.82	24.58	23.22
Market value per share	78.98	69.09	71.61	61.99	49.67

Capital Ratios
Total stockholders' equity to total assets (3)	10.92%	10.84%	10.61%	11.07%	10.76%
Tangible common equity to tangible assets (3)	8.86%	8.72%	8.44%	8.79%	8.42%
Average stockholders' equity to average assets	10.91%	10.73%	10.76%	10.86%	10.65%
Total risk-based capital	12.91%	12.85%	12.73%	12.73%	12.62%
Common equity tier 1 risk-based capital	11.32%	11.25%	11.17%	11.16%	11.07%
Tier 1 risk-based capital	11.66%	11.60%	11.52%	11.52%	11.43%
Leverage	10.17%	9.98%	9.94%	10.05%	9.95%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Second Quarter 2025 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	6/30/25	3/31/25	12/31/24	9/30/24	6/30/24

Federal funds sold and interest bearing due from banks	$249,738	$180,439	$251,209	$148,818	$158,512
Mortgage loans held for sale	7,145	5,732	6,335	4,862	6,204
Investment securities	1,337,994	1,455,926	1,436,748	1,424,815	1,491,865
Federal Home Loan Bank stock	22,413	30,838	23,475	31,193	29,735
Loans	6,746,973	6,597,388	6,381,869	6,174,309	5,973,801
Total interest earning assets	8,364,263	8,270,323	8,099,636	7,783,997	7,660,117
Total assets	8,987,084	8,893,907	8,718,416	8,384,605	8,246,735
Non-interest bearing deposits	1,489,188	1,426,088	1,492,624	1,510,515	1,515,708
Interest bearing deposits	5,820,314	5,594,740	5,531,441	5,047,771	4,971,804
Total deposits	7,309,502	7,020,828	7,024,065	6,558,286	6,487,512
Securities sold under agreement to repurchase	128,493	158,985	148,414	156,865	147,327
Federal funds purchased	6,610	6,514	6,508	8,480	10,127
Federal Home Loan Bank advances	303,297	466,667	300,000	461,141	441,484
Subordinated debentures	26,806	26,806	26,806	26,806	26,806
Total interest bearing liabilities	6,285,520	6,253,712	6,013,169	5,701,063	5,597,548
Accumulated other comprehensive loss	(83,970)	(86,622)	(81,585)	(88,362)	(99,640)
Total stockholders' equity	980,803	954,040	937,782	910,274	878,233

Performance Ratios
Annualized return on average assets (4)	1.52%	1.52%	1.45%	1.39%	1.35%
Annualized return on average equity (4)	13.91%	14.14%	13.45%	12.83%	12.64%
Net interest margin, fully tax equivalent	3.53%	3.46%	3.44%	3.33%	3.26%
Non-interest income to total revenue, fully tax equivalent	24.87%	24.56%	25.12%	27.59%	27.58%
Efficiency ratio, fully tax equivalent (2)	53.83%	54.50%	55.21%	53.92%	57.26%

Loans Segmentation
Commercial real estate - non-owner occupied	$1,989,982	$1,870,352	$1,835,935	$1,686,448	$1,652,614
Commercial real estate - owner occupied	1,010,692	1,004,774	1,002,853	949,538	943,013
Commercial and industrial	1,491,143	1,463,746	1,438,654	1,379,293	1,356,970
Residential real estate - owner occupied	851,284	813,823	805,080	783,337	749,870
Residential real estate - non-owner occupied	390,784	381,429	382,744	381,051	365,846
Construction and land development	671,011	679,345	623,005	674,918	586,820
Home equity lines of credit	263,826	252,125	247,433	236,819	223,304
Consumer	140,715	140,009	144,644	143,684	151,221
Leases	14,563	14,460	15,514	16,760	17,258
Credit cards	26,273	26,297	24,540	26,285	24,047
Total loans and leases	$6,850,273	$6,646,360	$6,520,402	$6,278,133	$6,070,963

Deposit Segmentation
Interest bearing demand	$2,520,405	$2,545,858	$2,649,142	$2,361,192	$2,422,828
Savings	424,985	429,171	419,355	420,772	429,095
Money market	1,385,845	1,343,031	1,403,978	1,259,484	1,177,995
Time deposits	1,660,591	1,476,523	1,237,788	1,176,422	1,056,806
Non-Interest bearing deposits	1,514,924	1,499,383	1,456,138	1,508,203	1,482,514
Total deposits	$7,506,750	$7,293,966	$7,166,401	$6,726,073	$6,569,238

Asset Quality Data
Non-accrual loans	$17,650	$15,865	$21,727	$16,288	$17,371
Modifications to borrowers experiencing financial difficulty	-	-	-	-	-
Loans past due 90 days or more and still accruing	378	283	487	870	186
Total non-performing loans	18,028	16,148	22,214	17,158	17,557
Other real estate owned	10	85	10	10	10
Total non-performing assets	$18,038	$16,233	$22,224	$17,168	$17,567
Non-performing loans to total loans	0.26%	0.24%	0.34%	0.27%	0.29%
Non-performing assets to total assets	0.20%	0.18%	0.25%	0.20%	0.21%
Allowance for credit losses on loans to total loans	1.32%	1.34%	1.33%	1.36%	1.35%
Allowance for credit losses on loans to average loans	1.34%	1.35%	1.36%	1.38%	1.38%
Allowance for credit losses on loans to non-performing loans	503%	550%	391%	497%	468%
Net (charge-offs) recoveries	$(342)	$971	$(625)	$(1,137)	$183
Net (charge-offs) recoveries to average loans (6)	-0.01%	0.01%	-0.01%	-0.02%	0.00%

Other Information
Total WM&T assets under management (in millions)	$7,193	$6,804	$7,066	$7,317	$7,479
Full-time equivalent employees	1,118	1,089	1,080	1,068	1,051

(1) - Detail of Provision for credit losses follows:
	Quarterly Comparison
(in thousands)	6/30/25	3/31/25	12/31/24	9/30/24	6/30/24
Provision for credit losses - loans	$2,250	$900	$2,225	$4,325	$1,075
Provision for credit losses - off balance sheet exposures	(75)	-	450	-	225
Total provision for credit losses	$2,175	$900	$2,675	$4,325	$1,300

(2) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income.
	Quarterly Comparison
(Dollars in thousands)	6/30/25	3/31/25	12/31/24	9/30/24	6/30/24
Total non-interest expenses (a)	$52,700	$51,027	$51,657	$48,452	$49,109

Total net interest income, fully tax equivalent	$73,560	$70,636	$70,057	$65,064	$62,113
Total non-interest income	24,348	22,996	23,507	24,797	23,655
Total revenue - Non-GAAP (b)	97,908	93,632	93,564	89,861	85,768

Efficiency ratio - Non-GAAP (a/b)	53.83%	54.50%	55.21%	53.92%	57.26%

(3) - The following table provides a reconciliation of total stockholders’ equity in accordance with GAAP to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
(In thousands, except per share data)	6/30/25	3/31/25	12/31/24	9/30/24	6/30/24
Total stockholders' equity - GAAP (a)	$1,005,704	$975,473	$940,476	$934,094	$894,535
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(13,989)	(14,904)	(15,818)	(17,149)	(18,201)
Tangible common equity - Non-GAAP (c)	$797,641	$766,495	$730,584	$722,871	$682,260

Total assets - GAAP (b)	$9,208,986	$8,997,478	$8,863,419	$8,437,280	$8,315,325
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(13,989)	(14,904)	(15,818)	(17,149)	(18,201)
Tangible assets - Non-GAAP (d)	$9,000,923	$8,788,500	$8,653,527	$8,226,057	$8,103,050

Total stockholders' equity to total assets - GAAP (a/b)	10.92%	10.84%	10.61%	11.07%	10.76%
Tangible common equity to tangible assets - Non-GAAP (c/d)	8.86%	8.72%	8.44%	8.79%	8.42%

Total shares outstanding (e)	29,473	29,469	29,431	29,414	29,388

Book value per share - GAAP (a/e)	$34.12	$33.10	$31.96	$31.76	$30.44
Tangible common equity per share - Non-GAAP (c/e)	27.06	26.01	24.82	24.58	23.22

(4) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity.

(5) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income. Interest income, yields and ratios on a FTE basis are considered non-GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a federal corporate income tax rate of 21%.

(6) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.